Exhibit 99.3

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U. S. CELLULAR RECEIVE EXTENSIONS FROM AMEX

CHICAGO - Feb. 28, 2006 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that the American Stock Exchange (AMEX) granted both companies an extension until June 30, 2006 to regain compliance with AMEX listing standards. Previously, the AMEX notified both companies that it had accepted their plans to regain compliance with AMEX listing standards and granted both companies an extension until Feb. 28, 2006.

On Nov. 10, 2005, the companies announced that they would restate financial results for several prior periods resulting in a delay of their third quarter 2005 results. The companies requested additional time to complete their financial review, finalize the restatement and obtain required approvals. The ongoing review is related to specific accounting issues, primarily in the area of income taxes.

As previously announced, TDS and U.S. Cellular did not file their third quarter 2005 Forms 10-Q on a timely basis because both companies are restating financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 - 2004, each of the quarters of 2003 and 2004, and certain related financial data for the years 2000 and 2001. It is necessary to complete the restatements on amended Forms 10-Q and 10-K before the companies can file their Forms 10-Q for the quarter ended Sept. 30, 2005.

Due to the lengthy restatement process, the companies said that they do not expect to file their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 on a timely basis. The companies plan to file the restatements, their Forms 10-Q for the quarter ended Sept. 30, 2005, their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 sequentially when each of the filings is complete. The last filings may not be made until late May or in June 2006

On Nov. 15, 2005, TDS and U.S. Cellular received notices from the staff of the AMEX indicating that both companies were not in compliance with listing standards, due to their failure to file quarterly reports on Forms 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. The failure by TDS and U.S. Cellular to file Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 on a timely basis will also result in non-compliance with the AMEX listing standards. Both companies will regain compliance with the AMEX listing standards when they have filed with the Securities and Exchange Commission their Forms 10-Q for the quarter ended Sept. 30, 2005, their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006.

About TDS
TDS, a FORTUNE® 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

About U.S. Cellular
As of Sept. 30, 2005, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS and U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:
TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom www.tdsmetro.com

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